Exhibit 99.2

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000

May 29, 2009

Board of Directors

SiRF Technology Holdings, Inc.

217 Devcon Drive San Jose, CA 95112

Re:	Initially Filed Registration Statement on Form F-4 of

CSR plc, filed May 29, 2009

Gentlemen:

Reference is made to our opinion letter, dated February 9, 2009, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”) of SiRF Technology Holdings, Inc. (the “Company”) of the exchange ratio of 0.741 ordinary shares, par value £0.001 per share, of CSR plc (“CSR”) to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of February 9, 2009, by and among CSR, Shannon Acquisition Sub, Inc., a wholly owned subsidiary of CSR and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Fairness Opinion of SiRF’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Unanimous Recommendation of SiRF’s Board of Directors; SiRF’s Reasons for the Merger” and “The Merger—Fairness Opinion of SiRF’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)